UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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CHARMING SHOPPES, INC.
(Name of Registrant as Specified in Its Charter)

CRESCENDO PARTNERS II, L.P., SERIES Q
CRESCENDO INVESTMENTS II, LLC
CRESCENDO PARTNERS III, L.P.
CRESCENDO INVESTMENTS III, LLC
ERIC S. ROSENFELD
MYCA PARTNERS INC.
MYCA MASTER FUND, LTD.
ROBERT FRANKFURT
ARNAUD AJDLER
MICHAEL APPEL
CHARMING SHOPPES FULL VALUE COMMITTEE

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The Charming Shoppes Full Value Committee (the “Committee”), together with the other participants named herein (as defined below), is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the election of three nominees as directors at the 2008 annual meeting of stockholders (the “Annual Meeting”) of Charming Shoppes, Inc. (“Charming Shoppes”).  Crescendo Partners has not yet filed a proxy  statement with the SEC with regard to the Annual Meeting.

Item 1: On January 15, 2008, the Committee issued the following press release:

The Charming Shoppes Full Value Committee Discloses Nomination of Three Highly Qualified Director Candidates for Election to the Charming Shoppes, Inc. Board at the 2008 Annual Meeting

Committee Delivers Letter to the Company Highlighting Concerns about the Company’s Performance

NEW YORK, JANUARY 15, 2008 -- The Charming Shoppes Full Value Committee (the “Committee”) announced today that it has nominated a slate of three director nominees for election to the Board of Directors of Charming Shoppes, Inc. (“Charming Shoppes” or the “Company”) (Nasdaq: CHRS - News) at the Company’s 2008 Annual Meeting of Shareholders.  The members of the Committee beneficially own an aggregate of 9,276,805 shares, or approximately 7.9% of the outstanding shares, of common stock of the Company.  Crescendo Partners II, L.P., Series Q delivered the written notice to the Corporate Secretary of Charming Shoppes on January 14, 2008, in accordance with the Company’s Bylaws.  The Committee has nominated the following three highly qualified independent director nominees: Michael Appel, a Managing Director of Quest Turnaround Advisors, with significant retail experience, Arnaud Ajdler, a Managing Director of Crescendo Partners II, L.P. and Robert Frankfurt, the President of Myca Partners.  The full bios of the Committee’s director nominees are below.

The Committee also sent a letter to the Company on January 15, 2008, highlighting its significant concerns with the Company’s current business strategy, its capital allocation process and its poorly performing stock price.  In the letter the Committee outlined various measures to re-focus the Company’s business operations and unlock the true intrinsic value of the Company.

The full text of the letter sent to the Charming Shoppes Board follows:

January 15, 2008

Board of Directors
Charming Shoppes, Inc.
450 Winks Lane
Bensalem, PA 19020
Attn: Board of Directors

Dear Members of the Board of Directors:

The members of the Charming Shoppes Full Value Committee (the “Committee”) currently own approximately 7.9% of the outstanding shares of Common Stock of Charming Shoppes, Inc. (“Charming Shoppes” or “the Company”).  The Committee is deeply concerned with Charming Shoppes’ current business strategy, its capital allocation process and its poorly performing stock price.

The Committee has nominated three highly qualified directors for the 2008 annual meeting.  Our nominees are committed to a comprehensive review of Charming Shoppes’ far-flung business operations with the goal of formulating and implementing a company-wide restructuring plan.  We believe the Company needs to regain its focus on providing high-quality, fashionable and differentiated merchandise at value prices to its mostly moderate to middle- income plus-size female consumer.

The Committee’s goal is to unlock intrinsic value and restore investor faith in Charming Shoppes by:

•
Exploring the sale of non-core assets (i.e., real estate, credit card operations, catalog business) in order to simplify the business and focus management on improving its underperforming retail operations;

•	Slowing store expansion to focus management on fixing the current mix of businesses and increasing free cash flow by reducing capital expenditures;
•	Focusing on merchandise improvements to appeal to the Company’s core customer base;
•	Streamlining operations and reducing overhead expenses; and
•	Buying back a significant amount of shares with cash flow from operations and cash raised through asset sales.

The Committee believes that a combination of (1) a focus on operational excellence and merchandising improvements, (2) simplification of the business through asset sales, (3) a reduction of high corporate overhead and (4) a significant share buyback at depressed valuations should improve operating performance and unlock the Company’s intrinsic value.

We believe the current Board of Directors (the “Board”) and senior management are responsible and must be held accountable for a flawed business strategy and poor execution.  The Company’s current stock price is 6% lower than where the stock price was more than 12 years ago when Ms. Dorrit Bern became Chief Executive Officer compared to a 154% increase in the S&P 500 Index during the same period.

Examples of the Company’s flawed business strategies include:

       Poor Capital Allocation Decisions
•
Over the last eleven quarters since the fiscal year ended January 29, 2005, the Board has approved $346 million of capital expenditures and the $262 million acquisition of Crosstown Traders in June 2005 for a total of $608 million.  To give a sense of perspective, Charming Shoppes’ current market capitalization is $508 million.  The return on this incremental capital is well below the Company’s cost of capital leading to a significant loss of shareholder value evidenced by a 46% decline in the Company’s stock price during that period of time compared to a 21% gain in the S&P 500 Index.

•
Since acquiring Crosstown Traders in preparation for taking the Lane Bryant catalog in-house, the direct-to-consumer division has experienced a steady deterioration in revenues and profits.  Alternatively, the Company could have focused on improving its retail and internet presence at its core brands and could have generated significant free cash flow by licensing out the Lane Bryant Catalog brand to an entrenched catalog company.

•	Charming Shoppes has spent considerable capital to own and build non- core assets rather than embrace outsourcing and the sale of non-core assets.
•
The Company has acquired credit card portfolios whereas most retailers have sold similar portfolios realizing that they could not compete with large financial institutions and they would be better off focusing on their core retail operations.

       Subpar Operating Performance
•	Stagnant same-store sales over the last six years despite a solid retail environment and an overall increase in the number of plus-size women in the United States.
•	Fiscal year 2007 EBITDA margins more than 450 basis points lower than that of its most applicable peer group.
•	Declining revenues and operating losses at Crosstown Traders following a poorly conceived and executed integration plan and management turnover.
•	Twelve presidents for four operating divisions over the last sixteen quarters highlights the instability of the division leadership.
•	Twenty-two operating facilities in the US and Hong Kong limit operating efficiency and synergies between brands.

       Lack of Focus on Core Brands
•
Senior leadership consistently chases new growth initiatives, such as the Crosstown Traders acquisition, Lane Bryant catalog, Lane Bryant Outlet, Petite Sophisticate, Petite Sophisticate Outlet, and Figure Magazine, instead of optimizing its core brands.

•
Poor merchandising and store-level marketing that is confusing the Company’s target audience and is resulting in heavy dependence on couponing and discounting, which lower merchandising margins.  A companywide brand and product strategy is needed to effectively target the diverse segments of plus-size women across varied ages, races, fashion tastes, and economic strata.

       Management Incentives not Properly Aligned with Shareholder Interests
•
Incentives tied to pretax profit rather than free cash flow or stock price motivate management to focus on growth and ownership of additional assets vs. maximizing free cash flow and return on capital.

•	Compensation of top five listed senior executives totals $45.1 million over the last three fiscal years despite lower free cash flow and a 46% decline in share price.
•
Despite this negative share performance, Ms. Bern received $8.3 million of total compensation in fiscal year 2007 and was recently rewarded with a new three-year employment agreement which includes a 24% increase in salary and target bonus and a substantial increase in the number of shares and options received annually.

Attempts by Myca Partners, one of the members of the Committee, to initiate a meaningful dialog with senior management and the Board have largely been ignored.  Ms. Katherine Hudson, the Lead Independent Director, has refused our numerous attempts to meet with her.  Accordingly, the Committee believes the best way to address these issues is an immediate change at the Board to include individuals committed to enhancing stockholder value.

The Committee believes that the Board has not properly challenged Ms. Bern’s business strategy and execution and as such, we have nominated three highly qualified individuals who possess a combination of retail, apparel, turnaround management, finance and accounting, and capital allocation experience necessary to help the Company better chart its course for the future.

The Committee’s director nominees are:

Michael Appel has significant retail executive experience.  He currently serves as Managing Director of Quest Turnaround Advisors (“Quest”), a firm that provides turnaround and crisis management services to boards of directors, management, creditors and shareholders of companies experiencing financial and operational difficulties.  Mr. Appel has served as an interim CEO, interim COO and turnaround advisor for several well-known retailers and specialty consumer products companies.  The companies for which Mr. Appel has served as CEO include Caswell-Massey Co. Ltd, Ciro, Inc., Laura Ashley, N.A. and MacKenzie-Childs.  Mr. Appel served as financial advisor to the Creditors Committee in the bankruptcy proceeding of Kasper ASL, a leading manufacturer of women’s apparel under the Kasper and Ann Klein brands that filed for Chapter 11 in February 2002.  Mr. Appel assisted in developing and implementing a successful turnaround plan for Kasper ASL and was awarded the 2004 Turnaround of the Year Award by the Turnaround Management Association for his work with Kasper ASL.  Mr. Appel served as Chief Restructuring Officer of HCI Direct, the leading U.S. direct marketer of women’s hosiery; Mr. Appel worked with HCI’s management and Board in implementing a successful pre- package Chapter 11 filing.  Upon departure of the company’s CEO, Mr. Appel was appointed interim CEO, where he managed the business, launched a successful new product line and recruited a new CEO.  Mr. Appel began his career in 1973 at Bloomingdale’s where he spent ten years in merchandising.  Mr. Appel graduated Phi Beta Kappa from Brandeis University and received an M.B.A., with Distinction, from the Harvard Business School.

Arnaud Ajdler has been a Managing Director of Crescendo Partners II, L.P., since December 2005.  Since its inception in June 2006, Mr. Ajdler has served as a member of the Board of Directors and the Secretary of Rhapsody Acquisition Corp., an OTC Bulletin Board-listed blank check company formed to effect a business combination with an operating business.  From June 2004 until June 2006 Mr. Ajdler also served as the Chief Financial Officer, a director and the Secretary of Arpeggio Acquisition Corporation.  Arpeggio completed its business combination with Hill International, Inc. in June 2006 and since such time Mr. Ajdler has served as a Director of the surviving company, a NASDAQ listed company.  From August 2006 until the Company was acquired in October 2007, Mr. Ajdler served as a director of The Topps Company, Inc., and a NASDAQ listed company.  Mr. Ajdler is also an adjunct professor at Columbia University Business School where he teaches a course in value investing.  Mr. Ajdler received a B.S. in engineering from the Free University of Brussels, Belgium, an S.M. in Aeronautics from the Massachusetts Institute of Technology and an M.B.A. from the Harvard Business School.

Robert Frankfurt has served as President of Myca Partners, an investment advisory services firm, since September 2006.  From January 2005 to October 2005, Mr. Frankfurt served as a Vice President of Sandell Asset Management Corp., a privately owned hedge fund.  From April 2001 to September 2002, Mr. Frankfurt served as President of Myer Capital, an investment advisory services firm.  From 1995 to 2000, Mr. Frankfurt was a Partner at Steel Partners.  His responsibilities at Steel Partners were extensive and varied, ranging from sourcing public and private investment opportunities to hands-on turnaround management of portfolio companies.  During his tenure at Steel Partners, Mr. Frankfurt served on the Board of Directors of Puroflow, Inc. Mr. Frankfurt graduated from the Wharton School of Business at the University of Pennsylvania with a B.S. in Economics and received an M.B.A. from the Anderson Graduate School of Management at UCLA.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Charming Shoppes Full Value Committee (the “Committee”), together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying WHITE proxy card to be used to solicit votes for the election of its slate of nominees at the 2008 annual meeting of shareholders of Charming Shoppes, Inc., a Pennsylvania corporation (the “Company”).

THE COMMITTEE ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

The participants in the proxy solicitation are Crescendo Partners II, L.P., Series Q, a Delaware limited partnership (“Crescendo Partners II”), Crescendo Investments II, LLC, a Delaware limited liability company (“Crescendo Investments II”), Crescendo Partners III, L.P., a Delaware limited partnership (“Crescendo Partners III”), Crescendo Investments III, LLC, a Delaware limited liability company (“Crescendo Investments III”), Myca Master Fund, Ltd, a Cayman Islands company (“Myca Master Fund”), Myca Partners Inc., a Delaware corporation (“Myca Partners”), Eric Rosenfeld, Arnaud Ajdler, Michael Appel and Robert Frankfurt.

Crescendo Partners II beneficially owns 7,354,125 shares of Common Stock of the Company.  As the general partner of Crescendo Partners, Crescendo Investments II may be deemed to beneficially own the 7,354,125 shares of the Company beneficially owned by Crescendo Partners II.

Crescendo Partners III beneficially owns 378,275 shares of Common Stock of the Company.  As the general partner of Crescendo Partners III, Crescendo Investments III may be deemed to beneficially own the 378,275 shares of the Company beneficially owned by Crescendo Partners III.

Eric Rosenfeld, as the managing member of Crescendo Investments II, which in turn is the general partner of Crescendo Partners II, may be deemed to beneficially own the 7,354,125 shares of the Company owned by Crescendo Partners II.  Additionally, Eric Rosenfeld, as the managing member of Crescendo Investments III, the general partner of Crescendo Partners III, may be deemed to beneficially own the 378,275 shares of the Company owned by Crescendo Partners III.

Myca Master Fund beneficially owns 1,523,405 shares of Common Stock of the Company.  As the investment manager of Myca Master Fund, Myca Partners may be deemed to beneficially own the 1,523,405 shares of the Company beneficially owned by Myca Master Fund.

Robert Frankfurt, as the President of Myca Partners, the investment manager of Myca Master Fund, may be deemed to beneficially own the 1,523,405 shares of the Company beneficially owned by Myca Master Fund.  Additionally, Robert Frankfurt, as a member of a “group” for the purposes of Rule 13d- 5(b)(1) of the Securities Exchange Act of 1934, as amended, may be deemed to beneficially own the 7,354,125 shares owned by Crescendo Partners II and the 378,275 shares owned by Crescendo Partners III.  Mr. Frankfurt disclaims beneficial ownership of the shares owned by Crescendo Partners II and Crescendo Partners III.

Arnaud Ajdler owns 15,000 shares of Common Stock of the Company.  As a member of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, Mr. Ajdler is deemed to beneficially own the 7,354,125 shares owned by Crescendo Partners II, the 378,275 shares owned by Crescendo Partners III and the 1,523,405 shares beneficially owned by Myca Master Fund.  Mr. Ajdler disclaims beneficial ownership of the shares owned by Crescendo Partners II, Crescendo Partners III and Myca Master Fund.

Michael Appel, through the Michael Appel Rollover IRA account, owns 6,000 shares of Common Stock of the Company.  As a member of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, Mr. Appel is deemed to beneficially own the 7,354,125 shares owned by Crescendo Partners II, the 378,275 shares owned by Crescendo Partners III and the 1,523,405 shares beneficially owned by Myca Master Fund.  Mr. Appel disclaims beneficial ownership of the shares owned by Crescendo Partners II, Crescendo Partners III and Myca Master Fund.